Exhibit 99.1

    Intel First Quarter Revenue $8.1 Billion; Earnings Per Share of 26 Cents
      Includes Impact of Approximately 1.7 Cents from Intergraph Agreement

     SANTA CLARA, Calif.--(BUSINESS WIRE)--April 13, 2004--Intel Corporation today announced first quarter revenue of $8.1 billion, down 7 percent sequentially and up 20 percent year-over-year.
     First quarter net income was $1.7 billion, down 20 percent sequentially and up 89 percent year-over-year. Earnings per share were 26 cents, down 21 percent sequentially and up 86 percent from 14 cents in the first quarter of 2003.
     "Intel's first quarter results showed healthy growth in both revenue and earnings compared to a year ago, led by improvement in worldwide IT spending," said Craig R. Barrett, Intel chief executive officer. "We ramped our 90 nm process into high volume with the launch of several new desktop processors, and plan to substantially increase shipments in the second quarter including our first mobile and server products. The combination of these products plus new processors and platform innovations coming over the course of this year positions us well for continued growth."
     On March 30, Intel and Intergraph Corporation announced a settlement agreement that resolves all of the remaining issues in a patent infringement case and provides certain rights for Intel customers. Under the agreement, Intel will pay $225 million to Intergraph. Intel recorded a $162-million charge to first quarter cost of sales, which reduced earnings per share by approximately
1.7 cents. The remaining $63 million represents the value of intellectual property assets, which will be amortized over approximately five years.

     BUSINESS OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after April 13, 2004.

     -- Revenue in the second quarter is expected to be between $7.6 billion and $8.2 billion.

     -- Gross margin percentage in the second quarter is expected to be approximately 60 percent, plus or minus a couple of points. Intel's gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs and inventory valuation, capacity utilization, and the timing of factory ramps and associated costs.

     -- The gross margin percentage expectation for 2004 is unchanged at approximately 62 percent, plus or minus a few points.

     -- Expenses (R&D plus MG&A) in the second quarter are expected to be approximately $2.4 billion, higher than $2.34 billion in the first quarter primarily due to annual wage increases that took effect on April 1. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits.

     -- The R&D spending expectation for 2004 is unchanged at approximately $4.8 billion.

     -- The capital spending expectation for 2004 is unchanged at between $3.6 billion and $4.0 billion.

     -- Gains from equity investments and interest and other in the second quarter are expected to be approximately $60 million.

     -- The tax rate expectation for 2004 is unchanged at approximately 32 percent. The tax rate expectation is based on current tax law and current expected income, and assumes Intel will continue to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, and the ability to realize deferred tax assets.

     -- Depreciation is expected to be between $1.1 billion and $1.2 billion in the second quarter and approximately $4.6 billion for the year.

     -- Amortization of acquisition-related intangibles and costs is expected to be approximately $40 million in the second quarter and approximately $170 million for the full year.

     The statements in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors in addition to those discussed above could cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions, as well as computing and communications industry trends, and changes in customer order patterns. Intel conducts much of its manufacturing, assembly and test, and sales activities outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, tariff and import regulations, and regulatory requirements which may limit Intel's or its customers' ability to manufacture, assemble and test, design, develop or sell products in particular countries. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impacts of major health concerns, or of large-scale outages or interruptions of service from utility or other infrastructure providers, on Intel, its suppliers, customers or other third parties could also adversely affect Intel's business and impact customer order patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, availability of sufficient inventory to meet demand, availability of externally purchased components or materials, and the development and timing of compelling software applications and operating systems that take advantage of the features of Intel's products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, including the ramp of 90 nm process technology on 300 mm wafers, excess manufacturing capacity, excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing or assembly and test assets. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges on investments are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation involving intellectual property, stockholder, consumer and other issues, such as the litigation described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-K for the year ended December 27, 2003.

     Status of Business Outlook and Mid-Quarter Business Update

     During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on June 3. From the close of business on May 28 until publication of the Update, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Business Outlook, Update and related Quiet Periods, please refer to the Business Outlook section of Intel's Web site at www.intc.com.

     FIRST QUARTER REVIEW AND RECENT HIGHLIGHTS

     Financial Review

     -- The gross margin percentage for the first quarter was 60.2 percent, including the settlement agreement-related charge which impacted the gross margin percentage by two points. The gross margin percentage was lower than 63.6 percent in the fourth quarter primarily due to the impact of the settlement agreement along with lower revenue.

     Key Product Trends (Sequential)

     -- Intel Architecture microprocessor units were lower. The average selling price was slightly higher. The average selling price excluding Xbox(a) processors was approximately flat.

     -- Chipset units were lower.

     -- Motherboard units were lower.

     -- Flash memory units were higher. Flash revenue information is available in the supplemental financial information table that accompanies this release.

     -- Connectivity product units were lower.

     Intel Architecture Business

     For the desktop, Intel introduced the first microprocessors manufactured on the company's 90 nm, 300 mm process technology. Formerly code-named Prescott, the new Pentium(R) 4 processors are available in a variety of speeds and include a 1 MB second-level (L2) cache memory along with new performance-enhancing software instructions. Most of these processors also include Intel's Hyper-Threading (HT) Technology. The company also introduced the 3.4 GHz Pentium(R) 4 processor Extreme Edition, which provides 2.5 MB of cache memory for today's most demanding PC applications, along with a 3.4 GHz version of the company's Pentium 4 processor with HT technology, both manufactured on 130 nm technology.
     In mobile, Intel has begun shipping the company's first 90 nm microprocessor for mobile PCs, code-named Dothan, with an industry launch scheduled for May. The company increased the performance of its low-voltage and ultra-low-voltage Pentium(R) M processors for thin-and-light notebook PCs. The company also increased the speed of the Celeron(R) M processor to 1.4 GHz and boosted the speed of the ultra-low-voltage version of the processor to 900 MHz.
     Intel announced that beginning in the second quarter it will introduce a new naming convention for its desktop and mobile microprocessors. The processor brand name will be accompanied by a processor number that represents the technical features of the product, including design architecture, clock frequency, cache size, bus speed and other technologies.
     For the enterprise, the company introduced the Intel(R) Xeon(TM) processor MP running at 3 GHz and featuring 4 MB of L3 cache memory. Intel also introduced
2.2 GHz and 2.7 GHz MP versions of the product with 2 MB of cache, along with a
3.2 GHz Intel Xeon processor with 2 MB of cache for 1- and 2-way servers. The company introduced the Intel(R) Server Compute Blade SBX44 for 4-way blade servers along with the Intel(R) E7210 chipset, which brings new reliability features to Pentium 4 processor-based servers. Intel broadened the Itanium(R) 2 processor family by introducing 1.4 GHz and 1.6 GHz processors designed to enable affordable dual-processor systems. Customers adopting the Itanium 2 processor during the quarter included Audi, Bank Lippo of Indonesia, Chengdu Railway Bureau and Samsung Electronics.
     For the digital home, Intel unveiled platform designs for a new category of entertainment PCs expected to be available from OEM suppliers beginning in 2004. Intel and Movielink announced plans to accelerate the deployment of online premium movie content to home computers and mobile PCs. Intel and Dolby Laboratories announced plans to bring consumer electronics-quality audio to PCs based on Intel(R) High Definition Audio.

     Intel Communications Group

     In flash memory, Intel announced the industry's first NOR memory based on 90 nm process technology. The company's 90 nm flash technology enables die size reductions of approximately 50 percent, and flash products based on this technology are expected to be in volume production in the second half of the year.
     In wireless networking, Intel introduced the Intel(R) PRO/Wireless 2200BG network connection, which brings higher bandwidth 802.11g wireless networking to notebooks based on Intel(R) Centrino(TM) mobile technology. The company also announced it is working with leading wireless equipment makers Siemens and Alcatel, along with service providers to develop and deploy wireless wide area networking solutions based on Intel's silicon for the 802.16 specification, also known as WiMAX. The company also formed the Korea Research and Development Center which focuses on advanced wireless communications technology, high-quality media coding, and next generation platforms for content distribution and consumption.
     For mobile phones and PDAs, the company introduced the Intel(R) PXA27x family of application processors, formerly code-named "Bulverde." The processors integrate Intel(R) Wireless MMX(TM) technology for advanced 3-D gaming and video, along with the Wireless Intel(R) SpeedStep(R) Power Manager technology. The company discussed its next-generation baseband processor family, code-named Hermon, which includes a dual-mode processor for the UMTS and wide-band CDMA "3G" networks. Intel and Sony Music Entertainment introduced an application for Intel-based phones and PDAs that allows users to access short music videos and other entertainment content.
     In storage area networking, Intel introduced two optical transceivers that support the high-performance 4-Gbps Fibre Channel specification, along with transceivers for entry-level 1- and 2-Gbps Fibre Channel and Ethernet storage systems.
     In optical networking, Intel announced a telecommunications-grade optical transceiver based on the company's affordable tunable laser technology that can bring high-capacity optical networking to a range of new applications.

     Technology and Manufacturing Group

     During the quarter, Intel began shipping 90 nm microprocessors manufactured at the company's 300 mm Fab 11X facility in New Mexico. The company also plans to begin 300 mm production at its new Fab 24 facility in Ireland during the second quarter. Intel began construction of a new chipset assembly and test facility in Chengdu, China along with an upgrade to the company's facility in San Jose, Costa Rica.
     Later in the year, Intel will begin to offer select microprocessors and chipsets using new technology that reduces the lead content in these products by approximately 95 percent and will continue working with the industry to develop future lead-free technology. In addition, agreements aimed at accelerating the development of Extreme Ultraviolet (EUV) Lithography were announced by Intel and Cymer for the development of EUV light sources, and by Intel and Media Lario International for the development of EUV optical components.

     EARNINGS WEBCAST

     Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until July 13.
     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     Intel, Pentium, Celeron, Intel Xeon, Intel Centrino, Itanium, Intel Wireless MMX and Intel SpeedStep are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

     (a) Other names and brands may be claimed as the property of others.


                                INTEL CORPORATION
                   CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                     (In millions, except per share amounts)

                                                Three Months Ended
                                            --------------------------
                                              March 27,    March 29,
                                                  2004         2003
                                            -----------  -------------
NET REVENUE                                   $  8,091     $  6,751
Cost of sales                                    3,221        3,239
                                            -----------  -----------
GROSS MARGIN                                     4,870        3,512
                                            -----------  -----------

Research and development                         1,195        1,019
Marketing, general and administrative            1,141        1,018
Amortization of acquisition-related
  intangibles and costs                             58           84
                                            -----------  -----------
OPERATING EXPENSES                               2,394        2,121
                                            -----------  -----------
OPERATING INCOME                                 2,476        1,391
Gains (losses) on equity securities, net            19         (127)
Interest and other, net                             49           52
                                            -----------  -----------
INCOME BEFORE TAXES                              2,544        1,316
Income taxes                                       814          401
                                            -----------  -----------
NET INCOME                                    $  1,730     $    915
                                            ===========  ===========

BASIC EARNINGS PER SHARE                      $   0.27     $   0.14
                                            ===========  ===========
DILUTED EARNINGS PER SHARE                    $   0.26     $   0.14
                                            ===========  ===========

COMMON SHARES OUTSTANDING                        6,480        6,556
COMMON SHARES ASSUMING DILUTION                  6,624        6,610




                                INTEL CORPORATION
                     CONSOLIDATED SUMMARY BALANCE SHEET DATA
                                  (In millions)


                                            March 27,      Dec. 27,
                                                2004          2003
                                         ------------  ------------
CURRENT ASSETS
Cash and short-term investments            $  13,146     $  13,539
Trading assets                                 2,572         2,625
Accounts receivable                            3,374         2,960
Inventories:
  Raw materials                                  355           333
  Work in process                              1,682         1,490
  Finished goods                                 759           696
                                         ------------  ------------
                                               2,796         2,519

Deferred tax assets and other                  1,203         1,239
                                         ------------  ------------
  Total current assets                        23,091        22,882

Property, plant and equipment, net            16,192        16,661
Marketable strategic equity securities           608           514
Other long-term investments                    2,043         1,866
Goodwill                                       3,705         3,705
Other assets                                   1,449         1,515
                                         ------------  ------------

  TOTAL ASSETS                             $  47,088     $  47,143
                                         ============  ============

CURRENT LIABILITIES
Short-term debt                            $     296     $     224
Accounts payable and accrued liabilities       4,928         5,237
Deferred income on shipments to
  distributors                                   701           633
Income taxes payable                             491           785
                                         ------------  ------------
  Total current liabilities                    6,416         6,879
LONG-TERM DEBT                                   927           936
DEFERRED TAX LIABILITIES                       1,635         1,482

STOCKHOLDERS' EQUITY                          38,110        37,846
                                         ------------  ------------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                   $  47,088     $  47,143
                                         ============  ============




                                INTEL CORPORATION
                  SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                                  (In millions)

                                   Q1 2004      Q4 2003      Q1 2003
                                  ----------   ----------   ----------
GEOGRAPHIC REVENUE:
   Americas                       $   2,163    $   2,356    $   1,924
                                         27%          27%          29%
   Asia-Pacific                   $   3,284    $   3,475    $   2,642
                                         40%          40%          39%
   Europe                         $   1,927    $   2,126    $   1,641
                                         24%          24%          24%
   Japan                          $     717    $     784    $     544
                                          9%           9%           8%

ADDITIONAL REVENUE-RELATED INFORMATION:
Intel Architecture business
 microprocessor revenue           $   5,980    $   6,514    $   4,860
Intel Architecture business
 chipset, motherboard and other
 revenue                          $   1,045    $   1,183    $     912
Flash revenue                     $     417    $     399    $     409

CASH INVESTMENTS:
Cash and short - term investments $  13,146    $  13,539    $  10,511
Trading assets - fixed income (1) $   2,265    $   2,321    $   1,675
                                   ---------    ---------    ---------
Total cash investments            $  15,411    $  15,860    $  12,186
INTEL CAPITAL PORTFOLIO:
Marketable strategic equity
 securities                       $     608    $     514    $      44
Other strategic investments       $     680    $     752    $     812
Trading assets - equity
 securities (2)                   $       0    $       0    $      14
                                   ---------    ---------    ---------
Total Intel Capital portfolio     $   1,288    $   1,266    $     870
TRADING ASSETS:
Trading assets - equity securities
   offsetting deferred
   compensation (3)               $     307    $     304    $     235
Total trading assets - sum
 of 1+2+3                         $   2,572    $   2,625    $   1,924

SELECTED CASH FLOW INFORMATION:
Depreciation                      $   1,140    $   1,177    $   1,145
Impairment of goodwill            $       0    $     611    $       0
Amortization of
 acquisition-related intangibles
 & costs                          $      58    $      65    $      84
Capital spending                      ($680)       ($707)       ($954)
Stock repurchase program            ($1,505)     ($2,003)     ($1,003)
Proceeds from sales of shares
 to employees, tax benefit
 & other                          $     490    $     324    $     272
Dividends paid                        ($259)       ($131)       ($131)
Net cash used for acquisitions    $       0         ($40)   $       0

SHARE INFORMATION:
Average common shares outstanding     6,480        6,512        6,556
Dilutive effect of stock options        144          159           54
Common shares assuming dilution       6,624        6,671        6,610

STOCK BUYBACK:
   Shares repurchased                  49.2         61.4         62.6
   Shares authorized for buyback    2,300.0      2,300.0      2,300.0
   Cumulative shares repurchased   (1,935.2)    (1,886.0)    (1,772.8)
   Shares available for buyback       364.8        414.0        527.2

OTHER INFORMATION:
Employees (in thousands)               80.5         79.7         79.2
Days sales outstanding                   36           36           36



                                INTEL CORPORATION
                  SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                                 ($ in millions)


                                         Q1 2004   Q4 2003   Q1 2003
----------------------------------------------------------------------
OPERATING SEGMENT INFORMATION:

Intel Architecture Business
      Revenue                              7,025     7,697     5,772
      Operating income                     3,015     3,727     1,908
----------------------------------------------------------------------
Intel Communications Group
      Revenue                              1,065     1,035       963
      Operating loss                        (219)     (143)     (218)
----------------------------------------------------------------------
All Other
      Revenue                                  1         9        16
      Operating loss                        (320)   (1,022)     (299)
----------------------------------------------------------------------
Total
      Revenue                              8,091     8,741     6,751
      Operating income                     2,476     2,562     1,391
----------------------------------------------------------------------


 Effective for the first quarter of 2004, the consumer electronics business, which was previously part of the Intel Communications Group
 (ICG), was moved to the Intel Architecture business. We also consolidated our communications-related businesses into a single organization, ICG. We are presenting the operating results under the new organizational structure. All prior period amounts have been restated to conform to the new presentation.

 The Intel Architecture operating segment's products include microprocessors, chipsets and motherboards. ICG products include flash memory; wired Ethernet products; wireless connectivity products; communications infrastructure components such as network and embedded processors and optical components; microcontrollers; and application and cellular processors used in cellular handsets and handheld devices and cellular baseband chipsets.

 The "all other" category includes acquisition-related costs, including amortization of acquisition-related intangibles and the fourth quarter of 2003 charge for impairment of goodwill of $611 million. In addition, "all other" includes certain corporate-level costs and operating expenses, including a portion of profit-dependent bonus and other expenses that are not allocated to the operating segments.